Exhibit 4(d)
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

ENHANCED GUARANTEED MINIMUM DEATH BENEFIT RIDER

Rider Date: [October 1, 2016]

Guaranteed Maximum Annual Rider Charge Rate: [X.XX%]

Initial Annual Rider Charge Rate: [X.XX%]

This Rider is part of the Contract to which it is attached.  In the case of a conflict with any provision of the Contract, the provisions of this Rider will control.  Otherwise, all other provisions of the Contract will continue to apply.  Once selected, the Owner cannot terminate this Rider. This Rider will continue in effect on and after the Periodic Income Commencement Date under the Variable Annuity Payment Option Rider (VAPOR), in lieu of any provisions in the VAPOR to the contrary, subject to the limitations stated in the Rider Termination section below.   The Rider Charge described herein is in addition to the MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE for the Guarantee of Principle Death Benefit shown in the Contract Specifications and the Mortality and Expense Risk Charge and Administrative Charge shown in the Contract Benefit Data Page for the VAPOR.

All references in this Rider to Contract Value will be construed to mean Account Value if the VAPOR is in effect under the Contract.

Additional Purchase Payment Restriction

[Subject to any further limitations stated in the Contract to which this Rider is attached, cumulative additional Purchase Payments after the first Rider Date Anniversary and after the [70th] birthday of the oldest Owner or Annuitant may not exceed [$100,000] each Rider Year without prior LNL approval. LNL reserves the right to limit future Purchase Payments after the [76th] birthday of the oldest Owner or Annuitant.] If the Contract Value is $0, then no additional Purchase Payments will be accepted.

Allocation Restriction

While this Rider is in effect, the Fixed Account and/or Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to this Rider and the Contract.

Definitions

Purchase Payments - for purposes of this Rider, are the amounts paid into the Contract by the Owner [before deduction of any Sales Charges and excluding any Bonus Credits.] If the Rider Date is after the Contract Date, the initial Purchase Payment will be equal to the Contract Value on the Rider Date [excluding any Bonus Credits paid into the Contract in the [12] months immediately prior to the Rider Date.] For purposes of determining the Death Benefit under this Rider, Purchase Payments will be reduced by Death Benefit Reductions, as described in the Death Benefit Reductions provision below, whenever a Withdrawal occurs or a Periodic Income Payment is made under the VAPOR.

Rider Date Anniversary - is the same calendar day as the Rider Date each calendar year, if such date is a Valuation Date.  If in any calendar year, such calendar day is not a Valuation Date; the Rider Date Anniversary shall be the first Valuation Date following such calendar day.

Rider Year - Each twelve-month period starting with the Rider Date and starting with each Rider Date Anniversary thereafter.

Highest Anniversary Value

The Highest Anniversary Value is the value used in determining the Rider Charge and the Death Benefit under this Rider.  If the Rider Date is the Contract Date, then the initial Highest Anniversary Value will be equal to the initial Purchase Payment.  If the Rider Date is after the Contract Date, then the initial Highest Anniversary Value will be equal to the Contract Value on the Rider Date, [excluding any Bonus Credits paid into the Contract in the [12] months immediately prior to the Rider Date].

On any Rider Date Anniversary (determined after the allocation of any Purchase Payments on that Rider Date Anniversary) the Highest Anniversary Value is increased to equal the Contract Value if all the following conditions are satisfied:

a)	the oldest Owner or Annuitant, for whom a Death Benefit is approved by LNL, as of that Valuation Date are under age [81], and
b)	the Contract Value as of that Valuation Date is greater than the Highest Anniversary Value.

Adjustment (to Highest Anniversary Value) for Additional Purchase Payments

If additional Purchase Payments are accepted, the Highest Anniversary Value will be increased to equal the additional Purchase Payment plus the Highest Anniversary Value immediately prior to receipt of the additional Purchase Payment.

Adjustment (to Highest Anniversary Value) When Determining the Death Benefit and Rider Charge

For purposes of determining the Death Benefit and Rider Charge under this Rider, the Highest Anniversary Value will be reduced by Death Benefit Reductions, as described under the Death Benefit Reductions provisions below, whenever a Withdrawal occurs or a Periodic Income Payment is made under the VAPOR.

Death Benefit Reductions

Death Benefit Reductions are the amounts by which Purchase Payments and the Highest Anniversary Value will be reduced whenever a Withdrawal occurs or a Periodic Income Payment is paid under the VAPOR, as described below, such result never to be less than $0.

For purposes of determining the Death Benefit under the Determination of Amounts provision of this Rider and the Rider Charge, Death Benefit Reductions will reduce Purchase Payments and the Highest Anniversary Value as follows:

For each Withdrawal made, except Periodic Income Payments paid under the VAPOR [and for Conforming Withdrawals made while the GMWB is in effect under a Variable Annuity Living Benefits Rider], Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments and the Highest Anniversary Value as the Death Benefit Reduction.

For Periodic Income Payments paid under the VAPOR [and Conforming Withdrawals made while the GMWB is in effect under a Variable Annuity Living Benefits Rider], the reduction of the Contract Value due to a Withdrawal will be applied to the Purchase Payments and the Highest Anniversary Value as the Death Benefit Reduction.

Determination of Amounts

The following provision hereby replaces the Determination of Amounts provision in Section 6.01 of the Contract:

The Death Benefit provided under this Rider is equal to the greatest of the following as of the Valuation Date the Death Benefit is approved by LNL:

1.	the Contract Value; or

2.	the sum of all Purchase Payments less Death Benefit Reductions, or

3.	the Highest Anniversary Value, as adjusted for additional Purchase Payments and Death Benefit Reductions.

The Death Benefit as determined under this Rider will never be less than $0.

[Upon the death of an Owner or Annuitant, if a surviving spouse of the deceased individual elects to continue this Contract as the sole Owner, the excess, if any, of the Death Benefit over the Contract Value on the date the Death Benefit is approved by LNL will be credited to the Contract. The excess will only be credited one time for each Contract.

If the Owner is a corporation or other non-individual (non-natural person) and there are Joint Annuitants, upon the death of the first Joint Annuitant, if the Contract is continued, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which the death claim is approved by LNL will be credited into the Contract.  The excess will only be credited one time for each Contract.

If at any time the Owner or Annuitant named on this Contract is changed, the Death Benefit for the new Owner or Annuitant will be the Contract Value as of the Valuation Date the death claim for the new Owner or Annuitant is approved by LNL.

If at any time all Owners and Annuitants named on this Contract are changed, this Death Benefit Rider will terminate and the Death Benefit for the new Owners and Annuitants will be the Contract Value.]

While this Rider is in effect, any request to change ownership will be subject to LNL approval on a non-discriminatory basis. We assume no responsibility for the validity or tax consequences of any change in ownership.

Rider Charge

The Initial Annual Rider Charge Rate is shown on Page 1 of this Rider.  The Rider Charge rate may change as described below, but the annual Rider Charge rate may never exceed the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.  The quarterly Rider Charge rate is the annual Rider Charge rate divided by four.

While this Rider is in effect, a quarterly Rider Charge is deducted from the Contract Value on the first Valuation Date of every third month following the Rider Date.  The amount of the quarterly Rider Charge is equal to the  quarterly Rider Charge rate multiplied by the Highest Anniversary Value as of the Valuation Date the Rider Charge is deducted.

Quarterly Rider Charges will be deducted [from each Variable Subaccount and Fixed Account on a proportional basis].  A pro-rata Rider Charge will be deducted upon termination of the Rider, except if the Rider is terminated upon payment of the Death Benefit.

The Rider Charge rate may not change prior to the [20th] Rider Date Anniversary.  Thereafter, the Rider Charge rate may change every [1] Rider Year[s]. Any change to the Rider Charge rate will occur only on a Rider Date Anniversary and will be subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.

Termination of this Rider
The Owner may not terminate this Rider. This Rider will terminate on:

1.	the date the Contract terminates;

2.
[the date all Owners and Annuitants named on this Contract are changed, except on the death of the original Owner or Annuitant where the surviving spouse elects to continue this Contract as the sole Owner; ]

3.
[payment of the Death Benefit under this Rider, except when the surviving spouse elects to continue the  Contract as the sole Owner and the excess, if any, of the Death Benefit over the Contract Value on the date the Death Benefit is approved by LNL is credited to the Contract;]

4.	the date the Lifetime Income Period commences under the VAPOR; or

5.	the Annuity Commencement Date.

The Lincoln National Life Insurance Company

/s/ Kirkland Hicks
 Secretary

AR-593